INTEGRITY MANAGED PORTFOLIOS

ADMINISTRATIVE and ACCOUNTING SERVICES AGREEMENT ADDENDUM

ADDENDUM, effective commencing on June 1, 2011 between Integrity Fund Services, LLC ("Fund Services") and Integrity Managed Portfolios (each a "Fund" or collectively, the "Funds").

In consideration of the action taken by the Board of Trustees of the Fund at its May 6, 2011 meeting, the Administrative and Accounting Services Agreements between the Fund and Fund Services are hereby amended to combine fee schedules for such services and replace the current fee schedules. Now, therefore, Schedule A of the Administrative Services Agreement and the fees set forth in paragraph two of the Accounting Services Agreement have been replaced with the following revised fee schedule:

Accounting & Administrative Service Fee—Fund Size (Net Assets)			Percentage
$0	TO	$200,000,000	0.140%
200,000,001	TO	700,000,000	0.130%
700,000,001	TO	1,200,000,000	0.120%
1,200,000,001	and Larger		0.110%

Monthly Base Fee $2,000 per month

1 Additional Share Class Base Fee ($1,000/mo.)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of June 1, 2011.

INTEGRITY MANAGED PORTFOLIOS

By: /s/ Shannon D. Radke
President

INTEGRITY FUND SERVICES, LLC

By: /s/ Shannon D. Radke
President